Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
APPLIED THERAPEUTICS, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

Applied Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of the Delaware (the “Corporation”), hereby certifies that:

FIRST: Article IV.A of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

A.The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is two hundred sixty million (260,000,000) shares.  Two hundred fifty million (250,000,000) shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001) and ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Applied Therapeutics, Inc. has caused this Certificate to be duly executed in its corporate name this 6th day of June, 2024.

APPLIED THERAPEUTICS, INC.

By: /s/ Shoshana Shendelman
Shoshana Shendelman, Ph.D.
President and Chief Executive Officer